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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                   FOR THE YEARS ENDED DECEMBER 31,
                                         ---------------------------------------------------
                                          2002       2001      2000       1999        1998
                                         ------     ------    ------     ------     -------
Net income (loss) before Taxes....        9,252     13,032    10,845      3,320     (34,924)
Fixed Charges:
  Interest Expense................       12,402     13,015    14,084     14,566       3,545
  Interest Factor of Operating
     Rents........................          290        316       320        281         182
                                         ------     ------    ------     ------     -------
  Total Fixed Charges.............       12,692     13,331    14,404     14,847       3,727
                                         ======     ======    ======     ======     =======
Adjusted Earnings.................       21,944     26,363    25,249     18,167     (31,197)
                                         ------     ------    ------     ------     -------
Ratio of Earnings to Fixed Charges          1.7        2.0       1.8        1.2        (a)

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(a): Earnings were not sufficient to cover fixed charges by $34,924 in 1998.